SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 31, 2011

Date of Report
(Date of Earliest Event Reported)

Shengrui Resources Co. Ltd.

(Exact name of registrant as specified in its charter)

Nevada	0-53575	None
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1513 Houston Street
Sulphur Springs, TX 75482

(Address of principal executive offices)

1-903-439-6400

(Registrant's telephone number, including area code)

(Former name and former address, if changed since last report)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officer; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective March 31, 2011, Mr. Arthur W. Skagen resigned as a director and resigned as the Chief Executive Officer, President and Secretary and Treasurer of the Company and resigned as a director of the Company.  In addition, Mr. Donald O. Fairhorn resigned as the Chief Financial Officer, Treasurer and principal accounting officer of the Company. The resignations were not due to any disagreements with the Company.

Effective March 31, 2011, Mr. Kenneth A. Goggans was appointed as a director of the Company to fill the vacancy created with the resignation of Mr. Skagen by the Board of Directors of the Company, and Mr. Goggans was appointed as the Chief Executive Officer, President, Secretary and Treasurer of the Company.

Mr. Goggans became a director and the Chief Executive Officer, President, Secretary and Treasurer of the Company effective March 31, 2011.  Mr. Goggans has served as the Chief Executive Officer and sole director of Richland Resources Corporation since its founding in June 2010. He served as Chief Executive Officer of Manek Energy, Inc., a company that he founded in 2005 to become an established provider of well completion services to the Marcellus Shale area. Manek Energy sold its primary operations to Weatherford International, Ltd. in February 2010. While Manek Energy will continue to perform certain administrative functions related to the wind down of its legacy services operations, the company has no intention of conducting exploration and production activities in the future. In January 2008, Mr. Goggans also founded Manek Equipment, Inc., which under his supervision as Chairman has grown from a startup to become an established and successful supplied of oil field equipment. Mr. Goggans also owns Manek Exploration, Inc., an exploration and production company through which makes personal investments. Mr. Goggans holds a Bachelors of Arts degree in Business Administration and a Masters in Business Administration, each awarded by Texas Tech University, Lubbock, Texas.

Section 8 – Other Events

As a result of the recent change in control of the Company, the Company has moved its principal executive offices to 1513 Houston Street, Sulphur Springs, Texas 75482; and its new office telephone number is (903) 439-6400.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2011	Shengrui Resources Co., Ltd.

/s/ Kenneth A. Goggans Kenneth A. Goggans, Chief Executive Officer and President